Exhibit 10.20

Retirement Agreement

This Retirement Agreement (“Agreement”) is entered into as of November 23, 2020 (the “Execution Date”)  by and between Seaboard Corporation, a Delaware corporation (the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of its and their respective employees, officers, directors, owners, shareholders, and agents (collectively referred to as the “Employer Group”), and Darwin E. Sand (the “Employee”).  The Employer and the Employee may be individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seaboard Foods LLC and Employee are parties to an Employment Agreement dated December 31, 2018 (the “Employment Agreement”); and

WHEREAS Seaboard Foods LLC and Employee have agreed that the Employment Agreement will be terminated on the Execution Date and Employee will retire on January 1, 2021;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration set forth herein, the parties hereto agree as follows:

1.Retirement Date.  Seaboard agrees to continue the employment of Employee at his current salary (less deductions required by law) through January 1, 2021 (the “Retirement Date”), on which date Employee shall retire and separate from employment with Seaboard.

2.Termination of Employment Agreement.  Seaboard, Seaboard Foods LLC and Employee agree that the Employment Agreement is terminated, void and of no further force and effect as of the Execution Date; provided, however, Seaboard agrees to pay Employee his accrued bonus for 2020 in the amount of $700,000, less deductions required by law, which accrued bonus shall be paid on or before December 31, 2020.  Employee agrees that no amounts or benefits are required to be paid or provided to Employee under said Employment Agreement on account of any termination of Employee’s employment without cause or otherwise.  Notwithstanding the Employment Agreement, the covenants and agreements set forth in Sections 9, 10, 11, 12, 13, 14, 15, and 18, and only these sections, shall survive termination of the Employment Agreement.

3.Separation Benefits. As consideration for the Employee’s execution and non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 8 and in the Release, Seaboard agrees to pay Employee the following amounts (less deductions required by law) and provide the following benefits (the “Separation Benefits”):

a.On or before December 31, 2020, Seaboard shall make a cash payment to Employee of $1,896,000, less deductions required by law.

b.On or before December 31, 2020, Employee’s accrued PTO.

4.Executive Retirement Plans and Benefits.Seaboard recognizes agrees as follows:
a.Employee is a participate in the Seaboard Corporation Post-2013 409A Executive Retirement Plan Amended and Restated Effective January 1, 2013 (“SERP”).  Under the SERP, there will have been a Separation of Service and no further benefit will accrue under the SERP after January 1, 2021.  Employee’s accrued benefit as of such date will be determined and paid out pursuant to the terms of the SERP.
b.Employee is an Eligible Employee under the Seaboard Corporation Retiree Medical Benefit Plan (as amended and restated effective January 1, 2009, and as further amended) and will become a Participant pursuant to the terms thereof on the Retirement Date pursuant to which Employee and his spouse will be provided medical insurance pursuant to the terms thereof.

5.Property.  On the Execution Date, the Employee must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession (the “Employer Group Property”).  Employee may retain his mobile phone previously supplied by Employer, but Employee shall be solely responsible for the payment of any and all phone and data charges and plans relating thereto that are incurred or charged after the Retirement

6.Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

a.has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;

b.has not made any claims or allegations to the Employer related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

c.has been properly paid for all hours worked for the Employer Group;

d.has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, with the exception of the payments to be made to Employee hereunder;

e.has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group; and

f.that the Separation Benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that the Separation Benefits are being given as consideration in exchange for executing this Agreement and the general release and restrictive covenants contained in it. The Employee acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Employee.

7.Release.

a.Employee’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders and members, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Employee may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

i.any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii.any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv.any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

b.However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law.

8.Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations (including but not limited to the Older Workers Benefit Protection Act (OWBPA)). By signing this Agreement, the Employee hereby acknowledges and confirms that:

a.the Employee has read this Agreement in its entirety and understands all of its terms;

b.by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing before signing this Agreement;

c.the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

d. Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

e.The Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to David Becker at the Employer Group, by email or overnight delivery before the end of this seven-day period; and

f.The Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

9.Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

a.the Employee has read this Agreement in its entirety and understands all of its terms;

b.by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement before signing this Agreement;

c.the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

d.the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled; and

e.the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement.

The Employee further acknowledges that the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee's choice, although the Employee may sign it sooner if desired.  Further, the Employee acknowledges that the Employee shall have an additional seven (7) days from signing this Agreement to revoke consent to Employee's release of claims under the ADEA by delivering notice of revocation to David Becker at the Employer Group by email or overnight delivery before the end of the seven-day period.  In the event of a revocation by the Employee, this Agreement shall be null and void in its entirety.

10.Indemnification. The Employee acknowledges and agrees to indemnify and hold the Employer Group harmless from and against any and all losses, costs, expenses, damages, liabilities, claims, actions, suits and judgments (including, among other things and without limitation, court costs and reasonable attorney fees and expenses incurred in connection therewith) of any nature whatsoever suffered or incurred by the Employer Group as a result of any breach of this Agreement by the Employee.

11.Effectiveness of Agreement. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement.

12.Post-Termination Obligations and Restrictive Covenants.

a.Acknowledgment

The Employee understands and acknowledges that by virtue of the Employee’s employment with the Employer Group, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer Group and benefitted from the Employer Group’s goodwill.  The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer Group’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

b.Confidential Information

The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, transactions, potential transactions, negotiations, know-how, trade secrets, technologies, manuals, records, articles, systems, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, payroll information, staffing and personnel information, employee lists, supplier lists, internal controls, security procedures, market studies, sales information, revenue, costs, product plans, specifications, customer lists and information, manufacturing information and distributor lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

c.Disclosure and Use Restrictions.

i.Employee Covenants. The Employee agrees and covenants:

(a)to treat all Confidential Information as strictly confidential;

(b)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group; and

(c)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as allowed by applicable law or with the prior written consent of an authorized officer acting on behalf of the Employer Group (and then, such disclosure shall be made only within the limits and to the extent of such law or consent).

The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential

Information begin immediately and shall continue after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

ii.Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

d.Cooperation.  Employee further agrees to fully cooperate and assist Employer with, at no charge to Employer, any request relating to Employer’s defense of any pending or future litigation matter involving Employer or Employer Group as a party or non-party, including but not limited to the Agri Stats antitrust class action matters pending before the United States District Court for the District of Minnesota.

13.Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and its and their respective existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.  This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

14.Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

15.Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

16.Successors and Assigns.

a.Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

b.No Assignment by the Employee

c.The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

17.Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment by Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Kansas without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Kansas.  The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

18.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

19.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and the Employer.  No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

21.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

23.No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

24.Notices. All notices to Employee under this Agreement must be given in writing by personal delivery or overnight courier at the addresses indicated at the beginning of this Agreement. All notices to Employer Group under this Agreement must be given in writing by personal delivery or overnight courier at the addresses below:

Seaboard Corporation

9000 W. 67th Street, Suite 300

Shawnee Mission, Kansas

Attn:President

With a copy to:

Seaboard Corporation

9000 West 67th Street, Suite 300

Shawnee Mission, Kansas 66202

Attn:David Becker, General Counsel

25.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

26.Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

SEABOARD CORPORATION
By: /s/ David M. Becker
Name:David M. Becker
Title: Senior Vice President
Date: 11/23/20

EMPLOYEE
/s/ Darwin Sand
Signature
Print Name: Darwin Sand
Date: 11/23/2020